Exhibit 8.1

         [Cleary, Gottlieb, Steen & Hamilton Letterhead]





Writer's Direct Dial:  (212) 225-2440


                                    June 6, 1997



GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

     Re:  GS Mortgage Securities Corporation II
          Registration Statement on Form S-3 (No. 333-27083)
          --------------------------------------------------

Ladies and Gentlemen:

           We have acted as special counsel to GS Mortgage Securities Corporation II, a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement filed on May 14, 1997 with the Securities and Exchange Commission (the "Commission") and to be amended on June 6, 1997 (as so amended, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of mortgage pass-through certificates ("Certificates") which the Company plans to offer from time to time in series.

           Our advice formed the basis for the discussion of federal income tax consequences appearing in the Prospectus under the heading "Federal Income Tax Consequences." Such discussion does not purport to deal with all possible federal income tax consequences of an investment in Certificates, but with respect to those tax consequences which are discussed, in our opinion, the discussion is a fair and accurate summary of the matters addressed therein under existing law and the assumptions stated therein.



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GS Mortgage Securities Corporation II, p. 2


           The opinion expressed above could change with respect to a particular series of Certificates as a result of changes in facts and circumstances or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Certificates with numerous different characteristics, the particular characteristics of each series of Certificates must be considered in determining the applicability of such opinion to a particular series of Certificates. Furthermore, we express no opinion with respect to any series of Certificates for which we do not act as counsel for the Company.

           We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading "Federal Income Tax Consequences," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or such prospectus, including this Exhibit.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON



                              By:  /s/ James M. Peaslee
                                 -----------------------------------
                                 James M. Peaslee, a Partner



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